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                                                                     Exhibit 12

                           THE PROGRESSIVE CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                                   (MILLIONS)
                                   (UNAUDITED)


                                                    Three months ended March 31,
                                                    ----------------------------
                                                       1998              1997
                                                    ----------        ----------
Income before income taxes: ......................      $175.9            $108.1
                                                    ----------        ----------
Fixed charges:
  Interest and amortization of indebtedness ......        16.1              16.1
  Portion of rents representative of the
    interest factor ..............................         1.7               1.1
                                                    ----------        ----------
Total fixed charges ..............................        17.8              17.2
                                                    ----------        ----------
Total income available for fixed charges .........      $193.7            $125.3
                                                    ==========        ==========

Ratio of earnings to fixed charges ...............        10.9               7.3
                                                    ==========        ==========